As filed with the Securities and Exchange Commission on June 30, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GFI GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	80-0006224
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

100 Wall Street
New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

GFI Group Inc. 2008 Equity Incentive Plan

(Full title of the plan)

Scott Pintoff, Esq.
General Counsel and Corporate Secretary

GFI Group Inc.

100 Wall Street
New York, New York 10005

Telephone:  (212) 968-4100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Scott D. Price, Esq.

Kirkland & Ellis LLP

153 East 53rd Street

New York, New York 10005

Telephone:  (212) 446-4851

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.01 per share	8,250,000 shares	(1)	$8.58	(2)	$70,785,000	(2)	$2,782
Common Stock, par value $0.01 per share	4,038,338 shares	(1)(3)	—	(3)	—	(3)	—	(3)
Total	12,288,338 shares		$8.58		$70,785,000		$2,782

(1)          This Registration Statement covers 8,250,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of GFI Group Inc. (the “Registrant”) for offer or sale under the Registrant’s 2008 Equity Incentive Plan (the “New Plan”) plus the number of shares of common stock subject to awards previously granted under the Registrant’s 2004 Equity Incentive Plan (the “Prior Plan”) that are ultimately not delivered to employees.  Pursuant to the terms of the New Plan, if shares of common stock subject to an award under the Prior Plan are no longer issuable or are returned to the Registrant, such shares shall be available for issuance in connection with future awards granted under the New Plan.  As of June 11, 2008, an aggregate of 4,038,338 shares of common stock (as adjusted for all stock splits) were subject to outstanding awards under the Prior Plan (the “Carried-Over Shares”).  The Carried-Over Shares were previously registered under Registration Statement on Form S-8 (Registration No. 333-122905), as filed with the Securities and Exchange Commission on February 18, 2005 (the “Prior Registration Statement”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the New Plan.

(2)          Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) on the basis of the average of the high and low sales prices of Common Stock of the Company on the Nasdaq Global Select Market on June 26, 2008.

(3)          The filing fee in connection with the Carried-Over Shares registered under the Prior Registration Statement was previously paid by the Registrant.  No filing fee with respect to the Carried-Over Shares is required in accordance with Rule 457(p) under the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8.

EXPLANATORY NOTE

GFI Group Inc. (the “Registrant”) has filed this Registration Statement to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of (i) 8,250,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant, not previously registered, pursuant to the Registrant’s 2008 Equity Incentive Plan (the “New Plan”), and (ii) up to 4,038,338 shares (as adjusted for all stock splits) of Common Stock of the Registrant that were previously registered (as further described below), pursuant to the Registrant’s 2004 Equity Incentive Plan (the “Prior Plan”) under Registration Statement on Form S-8 (Registration No. 333-122905), as filed with the Securities and Exchange Commission (the “Commission”) on February 18, 2005 (the “Prior Registration Statement”).

On April 23, 2008, the Board of Directors adopted, subject to stockholder approval, the New Plan.  On June 11, 2008, the New Plan was approved by stockholders at the Registrant’s annual meeting of stockholders.  The Registrant desires to have an aggregate of up to 12,288,338 shares of Common Stock registered hereunder, which consists of 8,250,000 shares of Common Stock for offer or sale under the New Plan plus the number of shares of Common Stock subject to awards previously granted under the Prior Plan that are ultimately not delivered to employees.  Pursuant to the terms of the New Plan, if shares of common stock subject to an award under the Prior Plan are no longer issuable or are returned to the Registrant, such shares shall be available for issuance in connection with future awards granted under the New Plan.  As of June 11, 2008, an aggregate of 4,038,338 shares of Common Stock (as adjusted for all stock splits) were subject to outstanding awards under the Prior Plan (the “Carried-Over Shares”).  Any remaining shares that were available for issuance under the Prior Plan are no longer available for new awards under the Prior Plan but were not subject to awards under the Prior Plan or the New Plan.  This Registration Statement registers 8,250,000 shares of Common Stock, not previously registered, under the New Plan.

Accordingly, in accordance with Rule 457(p) under the Securities Act and Instruction E to the General Instructions to Form S-8: (i) the Registrant is carrying over the Carried-Over Shares from the Prior Registration Statement and registering the offer and sale of 8,250,000 new shares of Common Stock, of which all 12,288,338 shares may be offered and sold pursuant to this Registration Statement; and (ii) the registration fee allocable to the Carried-Over Shares paid by the Registrant in connection with the Prior Registration Statement is carried over in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                                                           Plan Information.*

Item 2.                                                           Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a)          The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 29, 2008;

(b)         The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 12, 2008;

(c)          The Company’s Current Reports on Form 8-K, filed on January 25, 2008, February 4, 2008, February 6, 2008 and April 4, 2008 (Form 8-K/A);

(d)         All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in paragraph (a) above; and

(e)          The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Capital Stock” in the Prospectus which constitutes a part of the Company’s Registration Statement on Form S-1 (Registration No. 333-116517) originally filed with the Securities and Exchange Commission on June 16, 2004, as subsequently amended.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                                           Description of Securities.

The Common Stock being registered hereunder has been registered pursuant to Section 12 of the Exchange Act and a description of the Common Stock is contained in the Exchange Act registration statement which has been filed with the Commission.

Item 5.                                                           Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.  As permitted by Section 145 of the Delaware General Corporation Law, Article Eighth of the Registrant’s second amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, subject to specified limitations.

In addition, as permitted by Delaware General Corporation Law, Article V of the second amended and restated bylaws of the registrant provides that:

•                                          the Registrant shall indemnify its directors and officers for serving in those capacities or for serving other business enterprises at the Registrant’s request to the fullest extent permitted by Delaware Law; and

•                                          the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

The Company maintains a directors’ and officers’ liability insurance policy to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 7.                                                           Exemption from Registration Claimed.

Not applicable.

Item 8.                                                           Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.                                                           Undertakings.

(a)          The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2008.

GFI GROUP INC.

By:	/s/ Scott Pintoff
Name: Scott Pintoff
Title: General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Michael Gooch and Scott Pintoff, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 30, 2008.

Signature	Title

/s/ Michael Gooch
Michael Gooch	Chief Executive Officer and Chairman of the Board (principal executive officer)

/s/ Colin Heffron
Colin Heffron	President and Director

/s/ James A. Peers
James A. Peers	Chief Financial Officer (principal financial and accounting officer)

/s/ Geoffrey Kalish
Geoffrey Kalish	Director

/s/ Randy MacDonald
Randy MacDonald	Director

/s/ John W. Ward
John W. Ward	Director

Marisa Cassoni	Director

EXHIBIT INDEX

Exhibit Number	Description
4.1

GFI Group Inc. 2008 Equity Incentive Plan (included as Appendix A to the Registrant’s Proxy Statement for its 2008 Annual Meeting of Stockholders filed with the Commission on April 23, 2008 and incorporated herein by reference).

5.1	Opinion of Kirkland & Ellis LLP.

15.1	Awareness Letter from Deloitte and Touche LLP.

23.1	Consent of Deloitte and Touche LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).